Exhibit 99.12

PLEDGE AGREEMENT

This PLEDGE AGREEMENT (the “Pledge Agreement”) dated as of September 24, 2015, is by and between SAFARI GROUP CB HOLDINGS LIMITED, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Pledgor”), and PACIFIC VOYAGE LIMITED, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Pledgee”).

WITNESSETH:

WHEREAS, the Pledgor is the owner of that certain convertible note in the amount of twenty-eight million U.S. Dollars (US$28,000,000) (the “Pledged Convertible Note”) issued by SouFun Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), to the Pledgor pursuant to that certain Subscription Agreement, dated as of September 17, 2015, by and among the Company, Safari Group Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Share Purchaser”), the Pledgor and Safari Parent Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (solely for the purposes of Section 5.7 thereof) (the “Subscription Agreement”);

WHEREAS, pursuant to the terms of the Subscription Agreement and the Pledged Convertible Note, the Pledgor has the right to convert all or any portion of the Pledged Convertible Note to the Company’s fully paid Class A Shares (the “Class A Shares”) at the applicable Conversion Rate;

WHEREAS, pursuant to that certain Note Purchase Agreement, dated as of September 17, 2015 (as amended, restated, supplemented or otherwise modified, the “Note Purchase Agreement”), by and among Ateefa Limited, a company duly incorporated and existing under the laws of the British Virgin Islands (“Ateefa”), Mr. Vincent Tianquan Mo and the Pledgee, Ateefa has issued to the Pledgee that certain senior secured guaranteed note dated as of September 24, 2015, in the original principal amount of fifty-three million, five hundred sixty thousand U.S. Dollars (US$53,560,000) (the “Chairman Note”) made by Ateefa in favor of the Pledgee;

WHEREAS, the entire principal sum of the Chairman Note shall be used by Ateefa solely to fund a portion of the payment obligations of the Pledgor and the Share Purchaser under the Subscription Agreement;

WHEREAS, it is a condition precedent to the purchase by the Pledgee of the Chairman Note that the Pledgor shall have made the pledge contemplated by this Pledge Agreement; and

WHEREAS, all capitalized terms appearing herein and not otherwise defined herein shall have the respective meanings given to such terms in the Chairman Note or, if not defined therein, in the Note Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Pledgor hereby agrees as follows:

ARTICLE 1

THE PLEDGE

Section 1.1.  Pledge. To secure the payment of the Obligations (as defined below), the Pledgor hereby pledges to the Pledgee and grants to the Pledgee a security interest in all of its right, title and interest, whether now owned or hereafter acquired, in and to the following: (i) the Pledged Convertible Note, (ii) all Class A Shares or any other property received upon conversion of the Pledged Convertible Note, and (iii) all Proceeds (as defined below) and all distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing (collectively, the “Pledged Collateral”). The term “Proceeds” shall mean all “proceeds” as defined in the Uniform Commercial Code as in effect from time to time in the State of New York (the “UCC”).

Section 1.2.  Security for Obligations. This Pledge Agreement secures payment and performance of (i) all principal sums of money and liabilities now or in the future due, owing or payable by Ateefa to the Pledgee in respect of the Chairman Note or under or pursuant to the Note Purchase Agreement (whether actually or contingently, whether solely or jointly with any other person, whether as principal or surety), together with all interest, commission, fees, charges, costs and expenses and other sums and payments for which Ateefa may be or become liable to the Pledgee in respect of, under or in connection with the Chairman Note or the Note Purchase Agreement (after as well as before any demand or judgment) and (ii) all obligations arising under this Pledge Agreement, including, in each case, any interest, fees or expenses that accrue after the commencement of any bankruptcy or similar debtor relief proceeding of Ateefa or the Pledgor, whether or not allowed in such proceeding (all of the obligations described in clauses (i) and (ii), collectively, the “Obligations”).

Section 1.3.  Perfection of Security Interest. The Pledgor hereby authorizes the filing of UCC financing statements, and any amendments thereto, to perfect or protect the Pledgee’s security interest in the Pledged Collateral. Such financing statements may describe the Pledged Collateral in the same manner as described in this Pledge Agreement or may contain an indication or description of the Pledged Collateral that describes such property in any other manner as the Pledgee may determine is necessary, advisable or prudent to ensure the perfection of the security interest in the Pledged Collateral granted to the Pledgee pursuant to this Pledge Agreement.

Section 1.4.  Continuing Agreement. This Pledge Agreement shall create a continuing security interest in the Pledged Collateral and shall remain in full force and effect until payment in full of the Obligations.

Section 1.5.  Security Interest Absolute. All rights of the Pledgee hereunder, and all obligations of the Pledgor hereunder, to the extent permitted by applicable law, shall be absolute and unconditional irrespective of any defenses whatsoever available to the Pledgor (other than payment in full of the Obligations), including but not limited to the following:

(a)          any further extension of credit by the Pledgee to or for the account of the Pledgor;

(b)          any lack of validity or enforceability of any other document, instrument or agreement;

(c)          any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the terms of the Chairman Note;

(d)          any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Obligations; or

(e)          any law, regulation or order of any jurisdiction affecting or purporting to affect any term of any of the Obligations or the Pledgee’s rights with respect to the Chairman Note.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

The Pledgor represents and warrants to the Pledgee as of the date hereof as follows:

Section 2.1.  Issuance. To the best of the Pledgor’s knowledge, the Pledged Convertible Note has been duly authorized and validly issued by the Company. According to the terms of the Pledged Convertible Note, issuance of any Class A Shares to be received upon conversion of the Pledged Convertible Note, or a portion thereof, shall not occur unless the Pledged Convertible Note is presented to the Company.

Section 2.2.  Ownership and Liens. The Pledgor is the legal and beneficial owner of the Pledged Collateral free and clear of any lien, except for the security interest created by this Pledge Agreement, and the Pledgor has not granted or agreed to grant an interest of any kind in respect of the Pledged Collateral in favor of any entity other than the Pledgee.

Section 2.3.  No Authorization Required. No authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either (a) for the pledge by the Pledgor of the Pledged Collateral pursuant to this Pledge Agreement or for the execution, delivery or performance of this Pledge Agreement by the Pledgor or (b) for the exercise by the Pledgee of the rights provided for in this Pledge Agreement or the remedies in respect of the Pledged Collateral pursuant to this Pledge Agreement.

Section 2.4.  Name; Jurisdiction of Organization. On the date hereof, Pledgor’s legal name and jurisdiction of organization are as set forth in the introductory paragraph of this Pledge Agreement.

ARTICLE 3

COVENANTS

Section 3.1.  Further Assurances. The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, in order to perfect and protect any security interest granted hereby or to enable the Pledgee to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

Section 3.2.  Transfers and Other Liens. The Pledgor agrees that it will not (i) sell or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral, or (ii) create or permit to exist any lien upon or with respect to any of the Pledged Collateral, except for the security interest under this Pledge Agreement.

Section 3.3.  Delivery of Pledged Collateral. The Pledgor shall deliver the Pledged Convertible Note to the Pledgee on or prior to the date hereof, duly endorsed in a manner satisfactory to the Pledgee. If the Pledgor, from time to time, receives possession of any Class A Shares or any other Pledged Collateral that is evidenced or represented by any instrument or certificate, the Pledgor shall be immediately deliver such instrument or certificate to the Pledgee, duly endorsed in a manner satisfactory to the Pledgee, to be held as Pledged Collateral pursuant to this Pledge Agreement. If any Converted Class A Shares or any other Pledged Collateral is credited to a "securities account" or is an "uncertificated security" (as each such term is defined in the UCC), the Pledgor shall immediately deliver agreements executed by the Pledgor, the Pledgee and either the financial institution maintaining such securities account (in the case of Pledged Collateral that is credited to a securities account) or the Company (in the case of Pledged Collateral that constitutes uncertificated securities) in a form satisfactory to the Pledgee in order for the Pledgee to have "control" (within the meaning of Section 8-106 of the UCC) over any such securities account of uncertificated securities.

Section 3.4.  Change of Name, Jurisdiction of Organization or Corporate Identity. The Pledgor will not, except upon 30 days’ prior written notice to the Pledgee and delivery to the Pledgee of all additional financing statements and other documents reasonably requested by the Pledgee to maintain the validity, perfection and priority of the security interests provided for herein, change its name, jurisdiction of organization or corporate identity.

Section 3.5.  Conversion of the Pledged Convertible Note. Upon ten (10) Business Day's prior written notice to the Pledgee, the Pledgor may request delivery of the Pledged Convertible Note to the Company, on behalf of the Pledgor, in connection with the exercise of the Pledgor's conversion rights under terms of the Subscription Agreement and the Pledged Convertible Note. The Pledgor agrees to instruct the Company to deliver to the Pledgee any Class A Shares or other Pledged Collateral that the Pledgor is entitled to receive upon such conversion. The Pledgor also agrees to execute and deliver any stock powers, instruments or other documents as may be requested by the Pledgee from time to time.

ARTICLE 4

PLEDGEE

Section 4.1.  Pledgee Appointed Attorney-in-Fact. The Pledgor hereby irrevocably appoints the Pledgee the Pledgor’s attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time in the Pledgee’s reasonable discretion following the occurrence and during the continuation of an Event of Default, to take any action and to execute any instrument which the Pledgee may deem necessary or advisable to accomplish the purposes of this Pledge Agreement, including, without limitation (but subject to other limitations set forth herein), to receive, endorse and collect all instruments made payable to the Pledgor representing any distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same.

Section 4.2.  Pledgee May Perform. If the Pledgor fails to perform any agreement contained herein, the Pledgee may itself perform, or cause performance of, such agreement, and the expenses of the Pledgee incurred in connection therewith shall be payable by the Pledgor as provided in Section 6.2 hereof.

Section 4.3.  Reasonable Care. The Pledgee agrees to provide for the safe custody and preservation of all Pledged Collateral in its possession and to account for any monies received by it under the Pledge Agreement. The Pledgee shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which the Pledgee accords its own property, it being understood that the Pledgee shall not have responsibility for (a) ascertaining or taking action with respect to, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not the Pledgee has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral.

ARTICLE 5

DEFAULT

Section 5.1.  Voting Rights; Distributions; Etc.

(a)          So long as no Event of Default shall have occurred and be continuing and the Pledgee shall not have delivered to the Pledgor notice of its election to exercise the rights set forth in Section 5.1(b) hereof:

(i)          the Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Pledge Agreement; provided, however, that (A) the Pledgor shall not exercise or refrain from exercising any such right if such action would have a material adverse effect on the value of the Pledged Collateral taken as a whole or any substantial part thereof, and (B) in such event as set forth in (A) herein, that the Pledgor shall give the Pledgee at least five days’ advance written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right;

(ii)         the Pledgor shall be entitled to receive and retain any and all distributions paid or payable in respect of the Pledged Collateral, provided, however, that any and all:

(A)         distributions paid or payable consisting of any certificated security, promissory note or other instruments in respect of, or in exchange for, any Pledged Collateral;

(B)         distributions paid or payable in cash in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus; and

(C)         cash paid, payable or otherwise distributed in redemption of, or in exchange for, any Pledged Collateral, shall, if received by the Pledgor, be received in trust for the benefit of the Pledgee, be segregated from the other property or funds of the Pledgor, and be, to the extent consisting of any certificated security, promissory note or other instrument, forthwith delivered to the Pledgee as Pledged Collateral in the same form as so received (with any necessary endorsement); and

(iii)        the Pledgee shall execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the rights which it is entitled to exercise pursuant to paragraph (i) above and to receive the distributions which it is authorized to receive and retain pursuant to paragraph (ii) above.

(b)          Upon the occurrence and during the continuance of an Event of Default:

(i)          all rights of the Pledgor to exercise the rights which it would otherwise be entitled to exercise pursuant to Section 5.1(a)(i) and to receive the distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.1(a)(ii) shall, upon the Pledgee’s delivery of a notice to the Pledgor of its intent to exercise such rights or to receive such distributions, as the case may be, until such time as such Event of Default is cured or waived, cease, and, to the full extent permitted by applicable law, all such rights shall thereupon become vested in the Pledgee, which shall thereupon have the sole right to exercise such rights and to receive and hold as Pledged Collateral such distributions; and

(ii)         all distributions which are received by the Pledgor contrary to the provisions of paragraph (i) of this Section 5.1(b) shall be received in trust for the benefit of the Pledgee, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Pledgee as Pledged Collateral in the same form as so received (with any necessary endorsement).

Section 5.2.  Remedies Upon Default. If any Event of Default shall have occurred and be continuing:

(a)          The Pledgee may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for in Section 5.1(b) hereof or otherwise available to it, all the rights and remedies of a secured party on default under the UCC, and the Pledgee may also, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at a public or private sale, at any exchange, broker’s board or at any of the Pledgee’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Pledgee may deem commercially reasonable. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ prior written notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Pledgee shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Pledgee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned; and

(b)          any cash held by the Pledgee as Pledged Collateral and all cash proceeds received by the Pledgee in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral may, in the discretion of the Pledgee, be held by the Pledgee as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Pledgee pursuant to Section 6.2) in whole or in part by the Pledgee against, all or any part of the Obligations in such order as the Pledgee shall elect. Any surplus of such cash proceeds held by the Pledgee and remaining after payment in full of all the Obligations shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

Section 5.3.  Status of Pledged Collateral.

(a)          The Pledgor recognizes that the Pledgee may be unable to effect a sale to the public of all or part of the Pledged Collateral by reason of certain prohibitions or restrictions contained in the Securities Act of 1933, as amended (the “Act”), and/or the securities laws of the various states (the “Blue Sky Laws”) (the Act, the Blue Sky Laws and all other United States federal and state and non-United States securities laws, regulations or rulings thereunder herein collectively called the “Securities Laws”), but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be required to agree, among other things, to acquire the Pledged Collateral for their own account, for investment and not with a view to the further distribution or resale thereof without restriction. The Pledgor acknowledges that any sale(s) so made may be at prices and on other terms less favorable to the Pledgor than if the Pledged Collateral were sold at public sale, and agrees that the Pledgee has no obligation to delay sale of the Pledged Collateral for period(s) necessary to permit the issuer thereof (even if the issuer agrees) to register the Pledged Collateral for sale to the public under any of the Securities Laws. The Pledgor agrees that such negotiated private sales, whether for cash or credit, made under the foregoing circumstances shall not be deemed, solely for that reason, to have been made in other than a commercially reasonable manner. The Pledgor shall cooperate with the Pledgee and shall satisfy any requirements under the Securities Laws applicable to the sale or transfer of the Pledged Collateral by the Pledgee.

(b)          In connection with any sale or disposition of the Pledged Collateral, the Pledgee is authorized to comply with any limitation or restriction as it may be advised by its counsel is reasonably necessary or desirable in order to avoid any violation of applicable law or to obtain any required approval of the purchaser(s) by any governmental regulatory body or officer and it is agreed that such compliance shall not result in such sale being considered not to have been made in a commercially reasonable manner solely by reason of the fact that any such sale or disposition is made in compliance with any such limitation or restrictions nor shall the Pledgee be liable or accountable by reason of the fact that the proceeds obtained at such sale(s) are less than might otherwise have been obtained but for such limitations or restrictions.

(c)          The Pledgee may elect to obtain the advice of any nationally recognized independent investment banking firm with respect to the method and manner of sale or other disposition of any of the Pledged Collateral, the best price reasonably obtainable therefor, the consideration of cash and/or credit terms, or any other details concerning such sale or disposition. The Pledgee, in its reasonable discretion, may elect to sell on such credit terms that it deems reasonable.

ARTICLE 6
MISCELLANEOUS

Section 6.1.  Amendments, Etc. No amendment or waiver of any provision of this Pledge Agreement nor consent to any departure by the Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Pledgee (and by the Pledgor, if an amendment), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 6.2.  Expenses. The Pledgor will, promptly upon demand therefor, pay to the Pledgee the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts that the Pledgee may incur in connection with (a) the administration of this Pledge Agreement, (b) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (c) the exercise or enforcement of any of the rights of the Pledgee hereunder or (d) the failure by the Pledgor to perform or observe any of the provisions hereof.

Section 6.3.  Notices. Any notice or other communication required or given hereunder shall be in writing and either delivered personally to the addressee, by facsimile, or mailed, certified or registered mail, postage prepaid or by reputable overnight courier service to the parties at their respective addresses or facsimile number set forth below or such other addresses or facsimile numbers as may be given by any party to the others in writing:

if to the Pledgor:

Safari Group CB Holdings Limited

1001 Pennsylvania Ave NW, Suite 220 South

Washington, DC 20004

Attention: Norma Kuntz

Email: Norma.kuntz@carlyle.com

Facsimile: +1 202-729-5646

with copies to:

Skadden, Arps, Slate, Meagher & Flom

42/F, Edinburgh Tower, The Landmark
15 Queen’s Road Central Hong Kong

Telephone: (86) 21 6193 8282/(86) 10 6535 5599

Attention: Gregory Miao, Esq.

Peter Huang, Esq.

Email: gregory.miao@skadden.com

peter.huang@skadden.com

Facsimile: (86) 21 6193 8383/(86) 10 6535 5699

if to the Pledgee:

Pacific Voyage Limited

1001 Pennsylvania Ave NW, Suite 220 South

Washington, DC 20004

Attention: Norma Kuntz

Email: Norma.kuntz@carlyle.com

Facsimile: +1 202-729-5646

Section 6.4.  Transfer of Transaction Documents. This Pledge Agreement shall (a) be binding upon the Pledgor, its successors and assigns, and (b) inure, together with the rights and remedies of the Pledgee hereunder, to the benefit of the Pledgee and its successors and its permitted transferees and assigns. Without limiting the generality of the foregoing clause (b), the Pledgee may, to the extent permitted under the Chairman Note or the Note Purchase Agreement, assign or otherwise transfer the Chairman Note, or grant participations therein to any other person or entity, and such other person or entity shall thereupon become vested with all the benefits in respect thereof granted to the Pledgee herein or otherwise.

Section 6.5.  Governing Law; Terms. This Pledge Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law. Unless otherwise defined herein, terms defined in Article 9 of the UCC are used herein as therein defined.

Section 6.6.  SUBMISSION TO JURISDICTION; WAIVER OF VENUE. THE PLEDGOR HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK OR ANY FEDERAL COURT OF THE UNITED STATES SITTING IN THE SOUTHERN DISTRICT OF NEW YORK, AS ANY PARTY MAY ELECT, IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. THE PLEDGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN THIS SECTION 6.6. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 6.7.  WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PLEDGEE AND THE PLEDGOR AND/ ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

Section 6.8.  ACKNOWLEDGMENT. THE PLEDGOR ACKNOWLEDGES THAT IT HAS HAD THE ASSISTANCE OF COUNSEL IN THE REVIEW AND EXECUTION OF THIS PLEDGE AGREEMENT AND, SPECIFICALLY, SECTION 6.6 HEREOF, AND FURTHER ACKNOWLEDGES THAT THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF JURY TRIAL HAVE BEEN FULLY EXPLAINED TO THE PLEDGOR BY SUCH COUNSEL.

Section 6.9.  Entire Agreement. This Pledge Agreement represents the entire understanding of the parties with respect to the subject matter and no modification or change herein shall be effective unless contained in a writing signed by the parties hereto.

Section 6.10.  Counterparts. This Pledge Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 6.11. Severability. In case any provision in or obligation under this Pledge Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby.

Section 6.12. Term. The obligations of the Pledgor hereunder shall be deemed satisfied and this Pledge Agreement and the pledge created hereby shall automatically terminate at such time as that the Obligations are paid in full, fully performed and otherwise discharged. Upon termination of this Pledge Agreement as provided in the foregoing sentence or otherwise, the Pledgee shall, at the expense of the Pledgor, take all action reasonably requested by the Pledgor and deliver all documents reasonably necessary to evidence the termination of this Pledge Agreement and the release of the Pledgor from its obligations hereunder.

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IN WITNESS WHEREOF, the Parties have caused this Pledge Agreement to be duly executed and delivered as of the date first written above.

SAFARI GROUP CB HOLDINGS LIMITED,
as Pledgor

By:	/s/ Tianquan Mo
Name:	Tianquan Mo
Title:	Director

SAFARI GROUP CB HOLDINGS LIMITED,
as Pledgor

By:	/s/ Norma R. Kuntz
Name:	Norma R. Kuntz
Title:	Director

PACIFIC VOYAGE LIMITED,
as Pledgee

By:	/s/ Norma R. Kuntz
Name:	Norma R. Kuntz
Title:	Director

[Signature Page to Pledge Agreement]